UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2007

Tweeter Home Entertainment Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24091	04-3417513
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

40 Pequot Way, Canton, Massachusetts		02021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 830-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2007, Tweeter Home Entertainment Group (the "Company") entered into a senior secured, super-priority debtor-in-possession agreement with General Electric Capital Corporation ("GE Capital"), replacing its existing credit facility with GE Capital. The credit limit under the new facility is $60 million and availability increased approximately $6 million compared to the prior facility. Borrowings carry an interest rate of LIBOR plus 2.25% or Prime plus 0.50%, elected by the Company. There are no scheduled principal payments under the new facility, which matures at January 11, 2008.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2007, the Company received a letter from the Listing Qualifications Department (the "Nasdaq Staff") of The Nasdaq Stock Market indicating that, as a result of the Company's having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, the Nasdaq Staff has determined, using its discretionary authority under Nasdaq Marketplace Rules 4300, 4450(f) and IM-4300, that the Company's securities will be delisted from the Nasdaq Stock Market and that trading in the Company's common stock will be suspended unless the Company files an appeal of the determination.

The Company does not intend to appeal the Nasdaq Staff's determination. Accordingly, trading of the Company’s common stock will be suspended at the opening of business on June 21, 2007, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Press Release dated June 15, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tweeter Home Entertainment Group, Inc.

June 15, 2007	By:	Gregory W. Hunt

Name: Gregory W. Hunt
Title: Senior Vice President/Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 15, 2007